EXHIBIT 23.2

                              ACCOUNTANT'S CONSENT

To the Stockholders and Board of Directors of Tasty Fries, Inc.

We consent to the use of our Independent Auditor's Report dated April 12, 2002, and accompanying financial statements of Tasty Fries, Inc. for the year ended January 31, 2002. The Report will be included in the Form S-8 which is to be filed with the Securities and Exchange Commission for Tasty Fries, Inc. We have not audited any financial statements of the company subsequent to January 31, 2002 or performed any audit procedures subsequent to the date of our report.

Goldenberg, Rosenthal, LLP
Certified Public Accountants
Jenkintown, Pennsylvania
April 9, 2003